UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING
NOTIFICATION FORM

(AMENDMENT NO. 2)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) ☐

Kabushiki Kaisha Kansai Urban Ginko Kabushiki Kaisha Minato Ginko
(Name of Subject Company)

Kansai Urban Banking Corporation The Minato Bank, Ltd.
(Translation of Subject Company’s Name into English (if applicable))

Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)

Kansai Urban Banking Corporation The Minato Bank, Ltd.
(Name of Person(s) Furnishing Form)

Common Stock
(Title of Class of Subject Securities)

N/A
(CUSIP Number of Class of Securities (if applicable))

Kazumasa Hashimoto
Chairman of the Board & President
Kansai Urban Banking Corporation
1-2-4 Nishi-Shinsaibashi, Chuo-ku
Osaka 542-0086
Japan
+81-06-6281-7000

Katsuaki Maruyama
Executive Officer
The Minato Bank, Ltd.
2-1-1 Sannomiya-cho, Chuo-ku
Kobe 651-0193
Japan
+81-78-333-3224

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A
(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit I-1: Notice of Convocation of the Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders which consists of the Shareholders of Common Stock of Kansai Urban Banking Corporation dated December 4, 2017.

Exhibit I-2: Reference Documents for the Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders which consists of the Shareholders of Common Stock of Kansai Urban Banking Corporation dated December 4, 2017.

Exhibit I-3: Notice of Convocation for Extraordinary General Meeting of Shareholders of The Minato Bank, Ltd. dated December 4, 2017.

Exhibit I-4: Reference Documents for the Extraordinary General Meeting of Shareholders of The Minato Bank, Ltd. dated December 4, 2017.

Item 2. Informational Legends

Included in Exhibit I-1, Exhibit I-2, Exhibit I-3 and Exhibit I-4.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable.

(2)	Not applicable.

(3)	Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

(1)	Kansai Urban Banking Corporation submitted a written irrevocable consent and power of attorney on Form F-X with the Commission on March 6, 2017.

The Minato Bank, Ltd. submitted a written irrevocable consent and power of attorney on Form F-X with the Commission on March 6, 2017.

(2)	Not applicable.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Kazumasa Hashimoto
(Signature)

Kazumasa Hashimoto Chairman of the Board & President Kansai Urban Banking Corporation
(Name and Title)

December 4, 2017
(Date)

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Katsuaki Maruyama
(Signature)

Katsuaki Maruyama Executive Officer The Minato Bank, Ltd.
(Name and Title)

December 4, 2017
(Date)